EXHIBIT 10.4
SEPARATION AND RELEASE AGREEMENT
     This Separation and Release Agreement (“Agreement”) is made by and between PAR PHARMACEUTICAL COMPANIES, INC., and PAR PHARMACEUTICAL, INC. (collectively referred to as “THE COMPANY”), and SHANKAR HARIHARAN (“EMPLOYEE”), a specified employee of THE COMPANY. The Effective Date of this Agreement shall be as set forth in Section 9 herein.
RECITALS
     A. For purposes of this Agreement, “THE COMPANY” means PAR PHARMACEUTICAL COMPANIES, INC., and PAR PHARMACEUTICAL, INC., and each and any of their parent and subsidiary corporations, affiliates, departments, divisions, and/or joint ventures.
     B. EMPLOYEE has been employed by THE COMPANY as Executive Vice President and Chief Scientific Officer.
     C. As a result of EMPLOYEE’s separation from THE COMPANY, and to fully and finally resolve all issues concerning EMPLOYEE’s employment relationship with THE COMPANY, THE COMPANY and EMPLOYEE have decided to enter into this Agreement.
          For and in consideration of the mutual promises and covenants in this Agreement, the parties agree as follows:
OPERATIVE PROVISIONS
          1. Separation of Employment. THE COMPANY and EMPLOYEE agree that EMPLOYEE shall separate from THE COMPANY effective at the end of business on November 22, 2006 (“Separation Date”), such separation of employment with THE COMPANY occurring pursuant to Section 3.2.5 of that certain Employment Agreement dated as of May 28, 2004 by and between the parties (“Employment Agreement”). All capitalized terms used herein without definition will have the same respective meanings as provided in the Employment Agreement.
          2. Pay, Benefits and Stock Options Upon Separation.
               (a) Separation Pay. In accordance with Section 3.3.2 of the Employment Agreement, EMPLOYEE is, on account of his separation from THE COMPANY, entitled to severance in the amount of eight hundred forty-two thousand dollars ($842,000.00), which severance shall be payable in six (6) installments beginning in the seventh (7th) month after the Separation Date. The first installment shall consist of a payment of four hundred ninety one thousand one hundred sixty six dollars and seventy cents ($491,166.70), and shall be tendered on the first payroll cycle of June 2007, and in each of the five (5) months thereafter a payment of seventy thousand one hundred sixty six dollars and sixty six cents ($70,166.66) shall be tendered at regular payroll cycles. All payments shall be tendered in accordance with THE

COMPANY’s regular payroll practices. The aforementioned payments shall be subject to all appropriate federal and state withholding and employment taxes. EMPLOYEE hereby agrees that he is entitled to no other payment from THE COMPANY as the result of his separation or during the aforementioned period other than as set forth herein.
               (b) Benefits/Termination. In accordance with Section 3.3.5 of the Employment Agreement, on account of EMPLOYEE’s separation from THE COMPANY, THE COMPANY shall, for a twenty-four (24) month period from the Separation Date, maintain in effect for EMPLOYEE coverage under THE COMPANY’S life insurance, medical, health and accident, and disability plans and programs in which EMPLOYEE and his family were entitled to participate immediately prior to the Separation Date; provided, that such benefits shall immediately terminate in the event EMPLOYEE becomes eligible for comparable benefits coverage by a subsequent employer prior to the expiration of the twenty-four (24) month period. Following the termination of the twenty-four (24) month period, if EMPLOYEE is not eligible for comparable benefits coverage as an employee rather than as a dependent under another employer’s benefit program, EMPLOYEE will have the opportunity to elect continuation coverage pursuant to COBRA and will then be responsible for the execution of the COBRA continuation of coverage forms. EMPLOYEE will also have the opportunity at the expiration of the twenty-four (24) month period at EMPLOYEE’s expense to convert the life insurance policy maintained by THE COMPANY on the life of EMPLOYEE to an individual policy to be maintained by EMPLOYEE. All other benefits and allowances, except those in which EMPLOYEE has vested rights under the terms of an employee benefit plan or as otherwise provided herein, terminate as of the Separation Date.
               (c) Stock Options. The parties agree that, pursuant to Section 2.3 of the Employment Agreement, EMPLOYEE has been granted options to purchase 50,000 shares of THE COMPANY’s common stock. Of these, 37,500 options are unvested. These unvested options shall vest pursuant to Section 3.3.6 of the Employment Agreement and subject to all limitations and restrictions identified therein. EMPLOYEE agrees that, with the exception of those options granted pursuant to Section 2.3 of the Employment Agreement, as identified in this Section 2(c), any other options to purchase shares of THE COMPANY’s common stock shall expire as set forth in the 2004 Performance Equity Plan, Amended and Restated as of May 24, 2005 and the applicable terms of the stock award agreement(s).
               (d) Restricted Stock. The parties agree that, pursuant to Section 2.3 of the Employment Agreement, EMPLOYEE has been granted 60,000 shares of THE COMPANY’s restricted stock. Of these, 33,750 shares are unvested. These unvested shares shall vest pursuant to Section 3.3.6 of the Employment Agreement and subject to all limitations and restrictions identified therein. EMPLOYEE agrees that, with the exception of those shares granted pursuant to Section 2.3 of the Employment Agreement, as identified in this Section 2(d), any other restricted stock granted to EMPLOYEE shall expire as set forth in the 2004 Performance Equity Plan, Amended and Restated as of May 24, 2005 and the applicable terms of the stock award agreement(s).
               (e) Unused Vacation. THE COMPANY shall, on the Separation Date, pay EMPLOYEE for his unused vacation days, which THE COMPANY and EMPLOYEE agree total twenty five and one-half (25.5) days.

               (f) In accordance with the Employment Agreement, the payments and benefits contained in Section 2(a)-(d) are contingent upon EMPLOYEE’s continued compliance with Sections 4 and 5 of the Employment Agreement, as referenced in Sections 6 through 18 herein.
          3. Earned Salary and Expenses. EMPLOYEE acknowledges and agrees that he has been paid in full for all work performed (except for three (3) days between November 19, 2007 and the Separation Date), and has received reimbursement for all business expenses, and is entitled to no further payments or bonuses from THE COMPANY whatsoever for services rendered or any other reason, except as set forth herein. THE COMPANY agrees to pay EMPLOYEE for the three (3) days referenced herein on the Separation Date.
          4. Consideration.
               (a) No Disparagement. THE COMPANY agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to EMPLOYEE. Nothing in this Section shall be construed as prohibiting THE COMPANY from making any disclosures as required by law or statute, including the release of such information as is required to be disclosed by THE COMPANY in connection with any legal proceeding, filing with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, or as otherwise required by law.
               (b) Sufficiency of Consideration/No Admission of Liability. The parties agree that the consideration tendered to EMPLOYEE is good and sufficient consideration for this Agreement, to the extent it imposes upon EMPLOYEE obligations in addition to those contained in the Employment Agreement. EMPLOYEE acknowledges that neither this Agreement, nor any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by THE COMPANY.
          5. Indemnification and Advancement of Legal Fees.
               (a) Mandatory Indemnification. In accordance with Section 5.1 of THE COMPANY’s Bylaws, and as more definitively set forth therein, THE COMPANY agrees to indemnify and hold harmless, to the fullest extent now or hereafter permitted by applicable law, EMPLOYEE if he is, or is threatened to be made, a party to or otherwise involved in any Proceeding, (as defined in the Bylaws), by reason of the fact that EMPLOYEE is or was an Authorized Representative, (as defined in the Bylaws), against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by EMPLOYEE in connection with such Proceeding, whether the basis of EMPLOYEE’s involvement in the Proceeding is an alleged act or omission in EMPLOYEE’s capacity as an Authorized Representative or in another capacity while serving in such capacity or both.
               (b) Advancement of Expenses. In accordance with Section 5.2 of THE COMPANY’s Bylaws, THE COMPANY shall promptly pay all expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by EMPLOYEE in defending or appearing (otherwise than as a plaintiff) in any Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of EMPLOYEE to repay all amounts so advanced if it shall ultimately be determined by a final, unappealable judicial decision that EMPLOYEE is not entitled to be indemnified for such expenses under the Bylaws or otherwise.
               (c) Permissive Indemnification and Advancement of Expenses. In accordance with Section 5.3 of THE COMPANY’s Bylaws, THE COMPANY may, as determined by the Board in its discretion, from time to time indemnify EMPLOYEE if he is, or is threatened to be made, a party to or otherwise involved in any Proceeding by reason of the fact that EMPLOYEE is or was an Authorized Representative, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by EMPLOYEE in connection with such Proceeding, whether the basis of EMPLOYEE’s involvement in the Proceeding is an alleged act or omission in EMPLOYEE’s capacity as an Authorized Representative or in another capacity while serving in such capacity or both. THE COMPANY may, as determined by the Board in its discretion from time to time, pay expenses actually and reasonably incurred by EMPLOYEE by reason of EMPLOYEE’s involvement in such a Proceeding in advance of the final disposition of the Proceeding.
          6. No Public Statements. EMPLOYEE and THE COMPANY represent and warrant that they will refrain from making any public statement regarding EMPLOYEE’s separation from THE COMPANY for ninety (90) days following the Separation Date, absent written approval from the other. However, THE COMPANY is permitted to make any disclosures regarding EMPLOYEE’s status or this agreement as required by law or regulations, including release of such information or that is required to be disclosed by THE COMPANY in its filings under the Securities Exchange Act of 1934 with the Securities and Exchange Commission (“SEC”).
          7. General Release and Waiver of Claims.
               (a) Solely in connection with EMPLOYEE’s employment relationship with THE COMPANY and in accordance with Section 3.3 of the Employment Agreement, and in consideration of the additional promises and covenants made by THE COMPANY in this Agreement, EMPLOYEE hereby knowingly and voluntarily compromises, settles and releases THE COMPANY from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the date of EMPLOYEE’s execution of this Agreement. The released claims include those EMPLOYEE may have or has against THE COMPANY, or which may later accrue to or be acquired by EMPLOYEE against THE COMPANY and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns. EMPLOYEE specifically agrees to release and waive all claims for wrongful termination and any claim for retaliation or discrimination in employment under federal or state law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin or any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of

1967, as amended by the Older Workers’ Benefits Protection Act (ADEA), the Americans with Disabilities Act of 1990 (ADA), the New Jersey Law Against Discrimination (LAD), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Employee Retirement Income Security Act (ERISA), the Immigration Reform and Control Act (IRCA), the Fair Labor Standards Act (FLSA), the Conscientious Employee Protection Act (CEPA), the Family Medical Leave Act (FMLA), the New Jersey Family Leave Act (NJFLA) and the New Jersey wage and hour law. The release of claims agreed to herein specifically excludes any claims relating to a breach of this Agreement.
          8. Covenant Not to Sue.
               (a) Each party represents and agrees that such party has not filed any lawsuits or arbitrations against the other party, or filed or caused to be filed any charges or complaints against the other party with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization. EMPLOYEE agrees, not inconsistent with EEOC Enforcement Guidance or Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by laws, not to sue or file a charge, complaint, grievance or demand for arbitration against THE COMPANY in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involved THE COMPANY, and that occurred up, to and including the date of EMPLOYEE’s execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. Nothing in this Agreement shall prevent EMPLOYEE from (i) commencing an action or proceeding to enforce this Agreement, or (ii) exercising EMPLOYEE’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of EMPLOYEE’s waiver of ADEA claims set forth in this Agreement.
               (b) THE COMPANY represents that it is currently not aware of any basis for any cause of action against EMPLOYEE relative to any matter that involved THE COMPANY and that occurred up to and including the date of THE COMPANY’s execution of this Agreement.
          9. Consideration and Revocation Periods: Effective Date. EMPLOYEE also understands and acknowledges that the ADEA requires THE COMPANY to provide EMPLOYEE with at least twenty one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. EMPLOYEE also understands that he is entitled to revoke this Agreement at any time during the seven (7) days following EMPLOYEE’s execution of this Agreement (“Revocation Period”) by notifying THE COMPANY in writing of his revocation. This Agreement shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of EMPLOYEE’s revocation has been delivered to THE COMPANY (the “Effective Date”).
          10. Return of Company Property. On his Separation Date, EMPLOYEE agrees to comply with Section 4.17 of the Employment Agreement.
          11. Confidential Information. EMPLOYEE acknowledges that he will comply with the confidentiality covenants contained in Section 4 of the Employment Agreement.

          12. Covenants Not to Solicit.
               (a) Covenant Not To Solicit Suppliers and Others. EMPLOYEE acknowledges that he will comply with the nonsolicitation covenants contained in Section 4.8 of the Employment Agreement.
               (b) Covenant Not To Hire or Solicit Employees. EMPLOYEE acknowledges that he will comply with the nonsolicitation covenants contained in Section 4.9 of the Employment Agreement. However, this covenant shall not be applicable to hiring or offering to hire pursuant to a response to a general advertisement by a subsequent employer with which EMPLOYEE is affiliated, so long as these methods are not utilized to solicit or attract COMPANY employees only or to target COMPANY employees.
          13. Covenant Not to Compete. EMPLOYEE acknowledges that he will comply with the covenants not to compete contained in Section 4.7 of the Employment Agreement, as same is further defined by Section 4.7.1 of said Employment Agreement.
          14. Confidentiality. EMPLOYEE agrees to keep both the existence and the terms of this Agreement completely confidential, except that EMPLOYEE may discuss this Agreement with EMPLOYEE’s family, attorney, accountant, or other professional person who may assist EMPLOYEE in evaluating, reviewing, or negotiating this Agreement, and as otherwise permitted or required under applicable law. EMPLOYEE understands and agrees that his disclosure of the terms of this Agreement contrary to the terms set forth herein will constitute a breach of this Agreement; provided that EMPLOYEE may disclose his covenant not to solicit set forth in Section 12 and his covenant not to compete set forth in Section 13 to a successor employer or potential successor employer.
          15. No Disparagement. EMPLOYEE agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to THE COMPANY, its past, present and future officers, agents, directors, supervisors, employees or representatives. Nothing in this Section shall be construed as prohibiting EMPLOYEE from making any disclosures as required by law or statute, including the release of such information as is required to be disclosed by EMPLOYEE in connection with any legal proceeding, or as otherwise required by law.
          16. Technology, Products and Inventions. EMPLOYEE shall comply with Sections 4.3, 4.5, and 4.14 of the Employment Agreement with regard to Intellectual Property, research and development, and the like, as well as copyright and property rights thereto.
          17. Disclosure of Information. EMPLOYEE represents and warrants that he is not aware of any material non-public information concerning THE COMPANY, its business or its affiliates that he has not disclosed to the Board of Directors of THE COMPANY prior to the date of this Agreement or that is required to be disclosed by THE COMPANY in its filings under the Securities Exchange Act of 1934 with the Securities and Exchange Commission (“SEC”) and that has not been so disclosed.

          18. Cooperation. EMPLOYEE and THE COMPANY acknowledge that each will comply with his or its respective obligations pursuant to the cooperation covenants contained Section 4.16 of the Employment Agreement.
          19. Injunctive Relief. As set forth in Section 4.18 of the Employment Agreement, EMPLOYEE acknowledges that his failure to abide by Sections 6 and 10 through 18 of this Agreement, and their counterparts in the Employment Agreement (as well as any other paragraph in the Employment Agreement which is the subject of Paragraph 4.18 therein), will result in immediate and irreparable damage to THE COMPANY and will entitle THE COMPANY to injunctive relief from a court having appropriate jurisdiction.
          20. Securities Exchange Act Reporting. THE COMPANY shall assist the EMPLOYEE in the preparation and filing of his final reports for the year 2006 as an officer of THE COMPANY under Section 16 of the Securities Exchange Act of 1934, as amended.
          21. Representation by Attorney. EMPLOYEE acknowledges that he has been given the opportunity to be represented by independent counsel in reviewing this Agreement, and that EMPLOYEE understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.
          22. No Reliance Upon Representations. EMPLOYEE hereby represents and acknowledges that in executing this Agreement, EMPLOYEE does not rely and has not relied upon any representation or statement made by THE COMPANY or by any of THE COMPANY’s past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Agreement other than as set forth in this Agreement.
          23. Tax Advice.
               (a) THE COMPANY makes no representations regarding the federal or state tax consequences of the payments or benefits referred to above and provided for herein, and shall not be responsible for any tax liability, interest or penalty including but not limited to those which may arise under Internal Revenue Service Code Section 409A, incurred by EMPLOYEE which in any way arises out of or is related to said payments or benefits. With the exception of the regular payroll deductions for federal and state withholding and employment taxes, EMPLOYEE agrees that it shall be his sole responsibility to pay any amount that may be due and owing as federal or state taxes, interest and penalties, including but not limited to those which may arise under Internal Revenue Service Code Section 409A, arising out of the payments or benefits provided for herein.
               (b) EMPLOYEE agrees and understands that he is not relying upon THE COMPANY or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Agreement, and EMPLOYEE agrees that he is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Internal Revenue Service Code Section 409A, and for paying taxes, if any, that he may owe with respect to such payments or benefits.

          24. Employment Agreement. The parties acknowledge and agree that all pertinent terms of the Employment Agreement shall remain in full force and effect and are enforceable, to the extent any such terms therein survive or govern the period after the Term of that Employment Agreement and have not been specifically modified by this Agreement. The event of revocation of this Separation and Release Agreement in accordance with Section 9 herein in no way affects the validity or enforceability of the Employment Agreement; and in the event of revocation, to the extent any pertinent terms of this Agreement reiterate or confirm the terms of the Employment Agreement, the Employment Agreement shall govern.
          25. Entire Agreement. When read in conjunction with the Employment Agreement, this Agreement constitutes the entire Agreement between the parties relating to EMPLOYEE’s separation from and release of employment-related claims against THE COMPANY, and it shall not be modified except in writing signed by the party to be bound. In the event of any conflict between this Agreement and the Employment Agreement, this Agreement shall control.
          26. Severability. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.
          27. Governing Law and Jurisdiction. EMPLOYEE and THE COMPANY agree that the governing law and jurisdiction sections of the Employment Agreement (Sections 5.6 and 5.11) apply to this Agreement and the Employment Agreement.
          28. Survival of Terms. EMPLOYEE understands and agrees that the terms set out in this Agreement, including the confidentiality, non-compete and non-solicitation provisions, shall survive the signing of this Agreement and the receipt of benefits thereunder.
          29. Construction. The terms and language of this Agreement are the result of arm’s length negotiations between both parties hereto and their attorneys. Consequently, there shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party and against another. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.
          30. Copies. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.

     EMPLOYEE AGREES THAT: (1) HE HAS FULLY READ THIS AGREEMENT; (2) HE HAS TAKEN THE TIME NECESSARY TO REVIEW COMPLETELY AND FULLY UNDERSTAND THIS AGREEMENT; AND (3) HE FULLY UNDERSTANDS THIS AGREEMENT, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HIM FOR ALL PURPOSES.

EMPLOYEE
/s/ Shankar Harihan
SHANKAR HARIHARAN

Sworn and subscribed before me this
29 day of November, 2006
/s/ Merrye E. Siegel
Notary Public
Merrye E. Siegel
Notary Public of State of New York
No. 4900619
Qualified in Suffolk County
Commission Expires 08-09-2009

PAR PHARMACEUTICAL COMPANIES, INC.
/s/ Patrick G. LePore
By:	Patrick G. LePore
President and C.E.O.

PAR PHARMACEUTICAL, INC.
/s/ Gerard A. Martino
By:	Gerard A. Martino
Executive Vice President and Chief Financial Officer